UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2010

DA-LITE SCREEN COMPANY, INC.

(Exact name of registrant as specified in its charter)

Indiana	333-116673	35-1013951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 North Detroit Street, P.O. Box 137 Warsaw, IN	46581
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (574) 267-8101

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On July 2, 2010, the shareholders of Da-Lite Screen Company, Inc. (the “Company”) convened a special meeting (the “Special Meeting”) in connection with a 1,000 for 1 stock split of the Company’s common stock (the “Stock Split”) to be effected by a Second Amended and Restated Articles of Incorporation of the Company.

As of the record date, June 21, 2010, the Company had outstanding shares of common stock entitled to cast a total of 5,388.62 votes. In total, the holders of record of shares of common stock entitled to 5,085.30 votes were present in person or represented by proxy at the Special Meeting. At the Special Meeting, the shareholders of the Company approved the Second Amended and Restated Articles of Incorporation of the Company to effect the Stock Split, with the votes being cast as follows:

For	Against	Abstain
5,085.30 shares	0 shares	0 shares

Subsequent to the Special Meeting, the Company filed the Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Indiana to be effective as of July 2, 2010 (the “Effective Date”).

As of the Effective Date, the Company’s shareholders were entitled to receive 1,000 shares of the Company’s common stock, par value $0.001 per share, in exchange for one share of the Company’s common stock, par value $1.00 per share (“Old Shares”). The total number of authorized shares of the Company was increased to 10,000,000 on the Effective Date. The Old Shares of the Company were retired as of the same date.

The above summary of the Second Amended and Restated Articles of Incorporation is qualified in its entirety by reference to the text of the Second Amended and Restated Articles of Incorporation of the Company, a copy of which is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

Exhibit 3.1	Second Amended and Restated Articles of Incorporation of Da-Lite Screen Company, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Da-Lite Screen Company, Inc.

Dated: July 8, 2010	By:	/s/ Jerry C. Young
	Name:	Jerry C. Young
	Title:	Vice President – Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 3.1	Second Amended and Restated Articles of Incorporation of Da-Lite Screen Company, Inc.